EXHIBIT 10.1

November 9, 2023

Carlos R. Doglioli

42 Upwey Road

Wellesley, MA 02481

RE:	Offer of Employment

Dear Carlos,

We are delighted to offer you a position with ATN International, Inc. (“ATN” or the “Company”).  This letter confirms our offer and includes details on both the financial arrangements and the Company’s benefit programs.

Our vision at ATN looks to a future where all people and communities - regardless of geographic or economic circumstance - will have access to the resources and connections of the global data ecosystem.  I believe this mission helps ATN be a very rewarding place to work and contributes to a company culture we are all very proud of and enjoy.  In your discussions with me and other members of management and the board of directors, I hope you got a good sense of that. As important, I think we have a good business strategy in place that should allow us to deliver for our shareholders and employees as we move forward. As part of the leadership team going forward, you of course will have a lot to say on how we might improve on that strategy and execute against it. I am excited to see that unfold.

Your Title, Compensation & Benefits

We have agreed that your start date will be January 8, 2024, and that you will report to the Chief Executive Officer. As discussed, your employment will begin in a non-managerial role as you get to know the people—especially your prospective direct reports and the company’s broader leadership team. We anticipate you “shadowing” Justin Benincasa for much of that period, while mixing in meetings or visits with operational leaders, and getting a basic understanding of the company’s financial close processes. Effective March 18, 2024, you will be the Company’s Executive Vice President and Chief Financial Officer (“CFO”).

Your annualized base salary will be $400,000, or $15,384.61 paid bi-weekly. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies.

You will be eligible to earn an annual cash performance bonus, targeted at 75% of your base salary (pro-rated for calendar year 2024), pursuant to the Company’s annual bonus program for senior level executives, including its Compensation Recoupment Policy. The amount of any bonus earned will be based on the terms of the annual bonus program for 2024, including the corporate and individual performance objectives approved by the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company (“Board”). The determination of whether you have achieved such objectives, and the amount of any bonus payment will be at the sole discretion of the Board. Any bonus is not earned until the time of payment and you must be an employee of the Company in good standing at the time the bonus is paid to be eligible to receive it.

You also will be eligible for annual ATN equity grants as and when considered for other executives, which have typically been determined and granted towards the end of the first quarter of each calendar year for performance in the preceding calendar year. For 2024, the Compensation Committee has approved the issuance of an equity grant to you that will be made in 2024 and have a grant date value of no less than $850,000, which typically has determined based on the average closing price of the Company’s common stock for the twenty trading days prior to and including the Friday before the Compensation Committee’s meeting to approve such grants. The form and structure of the equity grants will be based on the equity program to be approved by the Compensation Committee in 2024, but at this time the Compensation Committee has indicated that they expect this to be 50 percent time-based Restricted Stock Units (RSUs) and 50 percent performance-based Performance Stock Units (PSUs). Historically, the time-based RSUs will vest 50% upon the second anniversary of the date of grant and 25% in annual installments on each of the third and fourth anniversaries of the grant date and are typically payable in shares of ATN Common Stock.  The PSUs have vested over a three-year performance period, based on applicable performance objectives determined by the Compensation Committee and are typically payable in shares of ATN Common Stock. In each case, any grant you may receive will be subject to the terms and conditions of our equity plan, the forms of equity award approved by the Compensation Committee, and the Company’s Compensation Recoupment policy (a copy of which is attached to this letter).

Finally, enclosed with this letter is our standard executive severance agreement for your execution, that provides severance benefits following the one-year anniversary of your start date, on substantially the same terms and conditions as applicable to other senior executives.

ATN is proud of the benefits we offer to our employees.  In designing the program, we believe we have created a flexible mix of benefits intended to meet your needs and those of your family.  You will be eligible to participate in the Company’s medical, dental, life and disability insurance plans the first of the month following your date of hire. Additionally, you will be eligible to participate in our 401(k) plan the 1st of the month following 30 days of employment. At such time as you become eligible for these benefits, you will receive enrollment information. You will accrue Earned Time Off (ETO) at the rate of 7.69 hours per bi-weekly pay period (200 hours annualized). Details of all the benefits plans, enrollment and employee contributions will be sent separately.  The Company reserves the right to modify, suspend or discontinue any benefit at any time, without advance notice, and in its sole discretion.

Contingencies

This offer of employment is contingent upon your providing satisfactory documentation to ATN concerning your employment eligibility as required by Congress under applicable immigration laws. This documentation must be received by the Company within three (3) business days of your start date. Your employment also is contingent upon ATN’s completion of a satisfactory investigation of your background; if the investigation is unsatisfactory, it could result in subsequent termination of employment. You agree to release ATN, its employees and agents and any individuals who may provide the Company with information regarding your background and references from any liability in connection with this investigation.

An electronic copy of the current Employee Handbook will be provided to you after your start date and will require you to sign and return a form acknowledging you have read and understood the Company’s policies and have been provided the opportunity to address any questions or concerns you may have. During your employment with the Company, you will be required to follow all the Company’s internal policies and to always conduct your business activities in accordance with the highest legal, ethical, and professional standards.

This offer of employment is also contingent upon your signing the Restrictive Covenants Agreement attached as Exhibit A, which includes provisions designed to protect the Company’s confidential and proprietary information and trade secrets, including non-solicitation and non-competition restrictions.

At-Will Employment Relationship

If you accept this offer, you will be an employee-at-will, which means that either you or the Company are free to terminate the employment relationship at any time with or without cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise. Should you or the Company terminate your employment for any reason at any time during the calendar year, you will be entitled to receive only the pro rata portion of your base salary through the date of your termination, along with any other compensation or benefits to which you are entitled by law or under the terms of the Company’s compensation and benefit plans that are then in effect.

Statement Regarding Obligations to Former Employers and Other Third Parties

As a further condition of your employment with the Company, you hereby represent that you are not presently under, and will not become subject to, any obligation to any person or entity that is inconsistent or in conflict with your employment with the Company or which would prevent, limit, or impair in any way your performance of your duties to the Company. Specifically, you represent that you have not brought with you any confidential or proprietary information of any former employer or other third party, and you are not subject to any agreement or obligation with a former employer or other third party that would prohibit your employment by the Company.

Interpretation, Amendment and Enforcement

This offer letter, together with the policies and any exhibit referenced herein, contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. Your signature acknowledges your understanding that your employment with the Company is at-will, as described above, and that neither this letter nor anything referenced herein, nor any Company practice, other oral or written policies or statements of Company or its agents, shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Company is at-will. No representative of the Company, except for the General Counsel and/or Head of Human Resources has any authority to enter into any agreement contrary to the foregoing. By accepting this offer of employment, you agree to all terms outlined in this letter, and you also certify that you are not under any legal or contractual obligation that would prevent you from performing any of your responsibilities at ATN.

If the foregoing offer is acceptable to you, please accept by signing this letter agreement no later than November 14, 2023. If we do not hear from you by then, this offer will become null and void.

We all are very much looking forward to working with you and are excited to have you join our team.

Sincerely,

/s/ Michael T. Prior

Michael T. Prior

Chief Executive Officer

Date: November 13, 2023

BY SIGNING THIS OFFER LETTER AGREEMENT, I ACKNOWLEDGE THAT I HAVE READ IT, I UNDERSTAND IT, AND I AGREE TO COMPLY WITH ITS TERMS. I UNDERSTAND THAT I SHALL BE EMPLOYED AT-WILL AND THAT THE COMPANY OR I MAY TERMINATE MY EMPLOYMENT AT ANY TIME AND FOR ANY LAWFUL REASON OR NO REASON.

/s/ Carlos Doglioli

By:	Carlos Doglioli

Date:	November 13, 2023

Restrictive Covenants Agreement

This Restrictive Covenants Agreement (the “Agreement”), dated as of November 9, 2023 and effective as of of January 8, 2024 (the “Effective Date”), is made and entered by and between ATN International, Inc., a Delaware corporation (“ATN” or the “Company”), and Carlos Doglioli (the “Employee”). In consideration and as a condition of Employee’s employment by ATN, and the compensation now and hereafter paid to Employee, Employee hereby agrees to the terms of this Agreement as follows:

1.             Confidentiality. The Employee hereby covenants and agrees that at all times while employed by the Company and thereafter, he or she will not disclose to any person not employed by the Company, or use for any purpose other than in furtherance of his or her duties to the Company, any Confidential Information (as defined below) of the Company.

(a)	For purposes of this Agreement, the term “Confidential Information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Employee’s breach of this Agreement) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential Information includes, without limitation, information regarding the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential and proprietary nature. For purposes of the preceding two sentences, the term “Company” also includes any subsidiary of the Company. The Employee understands and acknowledges that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential, or that would otherwise appear to a reasonable person to be confidential in the context and circumstances in which the information is known or used. The Employee understands and agrees that any Confidential Information developed by the Employee in the course of his or her employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Employee in the first instance. The foregoing obligations imposed by this Section 1 will not apply (i) in the course of the business of and for the benefit of the Company as required in the performance of any of the Employee’s duties to the Company (with the prior consent of an authorized officer acting on behalf of the Company in each instance), (ii) if such Confidential Information has become, through no fault of the Employee, generally known to the public, or (iii) if the Employee is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(b)	Nothing in this Agreement is intended to nor shall it limit or prohibit the Employee, or waive any right on his or her part, to initiate or engage in communication with, respond to any inquiry from, or otherwise provide information to, any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal or state law or regulation including under the whistleblower provisions of federal or state law or regulation. The Employee is advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions (i) where the disclosure is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.             Duty of Loyalty. During the term of the Employee’s employment by the Company, Employee will comply with all policies and rules that may from time to time be established by the Company, and will not engage directly or indirectly in any business or enterprise or activity that (a) is in any way competitive or conflicting with the interests or business of the Company; (b) occupies the Employee’s attention so as to interfere with the proper and efficient performance of the Employee’s duties for the Company; or (c) interferes with the independent exercise of the Employee’s judgment in the Company’s best interests. The Employee will comply with the Company’s policies regarding disclosure and approval of work outside of the Company, as those policies are amended and in effect from time to time. In addition, in consideration of the Employee’s employment by the Company, the Employee recognizes that the Employee owes a duty of loyalty to the Company and agrees that the Employee will not take personal advantage (whether directly or indirectly through family members or affiliates) of any business opportunity which is in the same or similar line of business as that engaged in by the Company. The Employee understands and agrees that the Employee is required to devote the Employee’s full time and use the Employee’s best efforts in the course of the Employee’s employment with the Company and to act at all times in the best interests of the Company.

3.             Covenants Not to Compete and Not to Solicit.

(a)	Covenant Not to Compete. To protect the Company’s legitimate business interests as described herein, including its Confidential Information and goodwill, during the term of the Employee’s employment with the Company and for the twelve (12) months thereafter, the Employee agrees and covenants not to engage in any activities or services in the United States that (i) are similar to the activities and services the Employee performed or managed for the Company at any time during the last two years of employment with the Company, or (ii) may reasonably require the Employee to use or disclose Confidential Information of the Company. The Employee acknowledges that the geographic scope of this restriction is reasonable and necessary given the national scope of the Employee’s work for the Company. In the event that the Employee breaches his or her fiduciary duty to the Company or unlawfully takes property belonging to the Company, the duration of the restrictions in this Section 3(a) shall be extended to two (2) years from the date of cessation of employment. As mutually-agreed upon consideration for the Employee’s post-employment covenant in this Section 3(a), the Employee is eligible to receive an ATN equity grant.

(b)	Non-solicitation of Employees. The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the term of the Employee’s employment with the Company and for the twelve (12) months thereafter.

(c)	Non-solicitation of Customers. The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of the Employee’s experience with and relationship to the Company, the Employee has had access to and learned about much or all of the Company’s customer information. For purposes of this clause, “customer information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer. The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

The Employee agrees and covenants, during the term of the Employee’s employment with the Company and for the twelve (12) months thereafter, not to directly or indirectly solicit, transact business with, or contact (including but not limited to by e-mail, regular mail, express mail, telephone, or instant message) or attempt to contact the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(d)	Interpretation. The covenants contained in this Section 3 are intended to be construed as a series of separate covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(e)	Reasonableness. The Employee hereby acknowledges and agrees that the foregoing restrictions in Section 3 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent the Employee from earning a living or pursuing the Employee’s career. In the event that the provisions of this Section 3 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

4.             Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled, in addition to other available remedies, to a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

5.             Miscellaneous.

(a)	This Agreement is binding upon and inures to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement).

(b)	The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws. The parties hereby expressly consent to the personal jurisdiction of the Business Litigation Session of the Suffolk County Superior Court of the Commonwealth of Massachusetts for any lawsuit arising from or related to this Agreement.

(c)	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held by a court of competent jurisdiction to be invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

(d)	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e)	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

6.             Acknowledgments. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS A RIGHT TO CONSULT WITH AN ATTORNEY OF HIS OR HER CHOICE BEFORE SIGNING THIS AGREEMENT AND THAT HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS OR HER CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE RECEIVED THIS AGREEMENT ON THE EARLIER OF THE DATE THE EMPLOYEE RECEIVED A FORMAL OFFER OF EMPLOYMENT FROM THE COMPANY AND TEN BUSINESS DAYS BEFORE THE COMMENCEMENT OF EMPLOYMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ATN INTERNATIONAL, INC.

By:	/s/ Michael T. Prior
Name:	Michael T. Prior
Title:	Chief Employee Officer

EMPLOYEE

Signature:	/s/ Carlos Doglioli
Name: Carlos Doglioli

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